12401 South 450 East	Avenida 16 de Julio No. 1525
Building D1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

Letter of Intent

To: Dr. Michael H. Biste Mrs. Celia Calla de Arraya P.O. Box 2341 Santa Cruz, Bolivia

From:       Terry C. Turner, President, Golden Eagle International, Inc.

Date:        May 30, 2003

Re:           Sale/Purchase of the Buen Futuro Mining Concession in Santa Cruz, Bolivia; and, Physical and Intellectual Property Resulting from Exploration.

Dear Dr. Biste and Mrs. Calla de Arraya:

        Pursuant to our several conversations and negotiations over the past three months in Santa Cruz and La Paz, Bolivia, regarding the sale, transfer and conveyance by Mrs. Cecilia Calla de Arraya (“Mrs. Calla de Arraya”), and the purchase by Golden Eagle International, Inc. (“Golden Eagle”), of the Buen Futuro mining concession (the “concession”), as well as the sale, transfer and conveyance by Mrs. Calla de Arraya and Dr. Michael H. Biste (“Dr. Biste”) of certain information associated with previous exploration work, I am writing to express our agreements as to certain terms and conditions in this Letter of Intent. Once this Letter of Intent is signed by both of you, and by Golden Eagle, we consider this Letter of Intent to be binding on the parties in accordance with its terms, subject only to Golden Eagle’s due diligence investigation and refining the terms and conditions agreed upon here through formal, legal documents to be notarized, protocolized and recorded with the Superintendency of Mines for the Department of Santa Cruz, Bolivia, both as described in paragraph 13. All monetary figures used in this Letter are in U.S. dollars.

1.	Location and Nature of the Subject Mining Concession. The Buen Futuro mining concession (the “concession”) consists of 40 (forty) quadrille sections (cuadriculas) of 25 (twenty-five) hectares each, or a total of 1,000 (one thousand) hectares, designated with the concession identification number 1063, Padron No. 715-01193, in the Superintendency of Mines of the Department of Santa Cruz.

The concession is located in the Department of Santa Cruz, Province of Ascension de Guarayos, Township of Ascencion de Guarayos, with UTM coordinates on the topographical sheet 4239 of Easting 498000 and Northing 8250500, with geographical coordinates Longitude o63.018677 and Latitude [o]15.825261. The concession is surrounded on all sides by two concessions, Gorila and Gran Serpiente, owned by Golden Eagle (the “Golden Eagle concessions”).

2.	Ownership and Sale, Transfer and Conveyance of the Concession. The concession is 100% (one hundred percent) owned by Mrs. Calla de Arraya, and she hereby sells, transfers and conveys to Golden Eagle 100% (one hundred percent) of any and all right, title and interest she has to the mining concession Buen Futuro.

3.	Sale, Transfer and Conveyance of Additional Physical and Intellectual Property Resulting from Previous Exploration Work. Mrs. Calla de Arraya and Dr. Biste also sell, transfer and convey any and all data; information; intellectual property; physical reports and studies; drilling and sampling results, cores, cuttings and geo-chemical analyses; and, geological maps and assessments, which resulted from exploration work performed by, or under the direction of, Tanganika, A.V.V., Empresa Minera Suruqui, S.R.L., or Dr. Michael H. Biste, regarding Buen Futuro, or the Golden Eagle concessions, Gran Serpiente, Gorila, Dos Piyos and Dos Piyos 1 (the “Golden Eagle concessions”), as well as any additional concessions claimed by Golden Eagle within a 20-kilometer area of influence (“area of influence”) extending for a distance of 20 kilometers in every direction from Golden Eagle’s concessions. Dr. Biste has estimated the value of this physical and intellectual property at $2 million.

4.	Purchase of the Concession, and Physical and Intellectual Property by Golden Eagle. Golden Eagle hereby purchases a 100% (one hundred percent) interest in any and all right, title and interest owned by Mrs. Calla de Arraya in the Buen Futuro mining concession, as well as any and all right, title or interest that she owns in any surface rights on the concession held separately, in exchange for the consideration stipulated below. In addition, Golden Eagle hereby purchases all of the physical and intellectual property resulting from previous exploration work as set out in paragraph 3 above.

5.	Net Smelter Return. Mrs. Calla de Arraya shall be entitled to receive a perpetual net smelter return of 3% (three percent) on any and all mineral production resulting from ore mined from the Buen Futuro concession. “Net smelter return” shall be defined as a royalty on the gross production of any minerals or metals resulting from ore mined from the Buen Futuro concession, less the costs of refining those minerals or metals, which refining shall include:

Gold, silver, copper or other precious or base metals (recovered through heap or tank leaching)	From the moment the mineral bearing ore is deposited on the heap or in the tank in a leaching operation, until a refined metal is produced with a pureness of .999
Gold, silver, copper, lead, zinc or other precious or base metals (recovered through a process of flotation)	From the moment the flotation concentrates are presented to pyrometallurgical or hydrometallurgical smelting or refining, until a refined metal is produced with a pureness of .999

However, in no event shall costs of refining charged against the net smelter return exceed 10% (ten percent) of the fair market value of the metal sold.

6.	Area of Influence. Mrs. Calla de Arraya and Dr. Biste agree to respect the area of influence defined in paragraph 3, above, extending in every direction from the current borders of the Golden Eagle concessions, including (without limitation) Gran Serpiente, Gorila, Dos Piyos and Dos Piyos 1. Mrs Calla de Arraya and Dr. Biste agree to not stake any claim, acquire interest in any claim or concession (or any entity with a claim or concession), or petition for any concession, or instigate any third-party to do so, within the described area of influence.

However, should Golden Eagle default on the terms and conditions of this Letter of Intent, or the subsequent legalized and protocolized contracts resulting from this Letter of Intent, then Mrs. Calla de Arraya and Dr. Biste are released from any obligation to respect the area of influence defined in the preceding paragraph and in paragraph 3, above. For the purposes of this paragraph and paragraph 9, below, the term “default” means: (i) that Golden Eagle has materially failed to perform certain of its material obligations under this Letter of Intent or the subsequent legalized and protocolized contracts resulting from this Letter of Intent; (ii) the party claim such default gives Golden Eagle written notice of the existence of such default, including a description of the circumstances and actions (or inactions) which have resulted in such failure; and (iii) Golden Eagle does not contest the existence of such failure or cure such failure within 30 days after Golden Eagle’s receipt of such written notification (or, if the failure cannot be cured within said 30 day period, Golden Eagle has commenced such cure in good faith and diligently continues to pursue actions necessary for such cure). A default will not exist if Golden Eagle is prevented from performing its obligations by a force majeure including (without limitation) acts of God, actions by governmental bodies or their failure to act where action is required, and other events that are reasonably beyond the control of Golden Eagle.

However, should Golden Eagle default on the terms and conditions specified in this paragraph 6 and paragraph 9 below, then Mrs. Calla de Arraya would be entitled to have the Buen Futuro claim transferred back into her name.

7.	Net Smelter Return to Dr. Biste for Recommendation Within the Area of Influence or Within Golden Eagle’s Currently-Owned Concessions. If Dr. Biste, based on his geological expertise and prior experience, shall recommend that Golden Eagle stake any claim or petition for any concession within the area of influence and Golden Eagle stakes such claim or petitions for such concession; or, if Dr. Biste shall recommend any action regarding any ore deposit, or potential ore deposit, which is known to him or shall become known to him (but which was not previously known to Golden Eagle) within Golden Eagle’s currently-owned Concessions of Gorila, Gran Serpiente, Dos Piyos or Dos Piyos 1, then Golden Eagle will grant Dr. Biste a perpetual net smelter return of 1% (one percent) as defined in paragraph 5 above, on any and all production of any minerals or metals resulting from ore mined from that new concession or from Golden Eagle’s currently-owned concession as indicated.

8.	Confidentiality, Non-Disclosure and Agreement Not to Trade on Inside Information. Mrs. Calla de Arraya and Dr. Biste fully comprehend that Golden Eagle is a public company in the United States, that its shares are publicly traded in U.S. capital markets, and that it is subject to the laws of the U.S. and the individual states, as well as the regulations of the U.S. Securities and Exchange Commission. Mrs. Calla de Arraya and Dr. Biste agree to maintain confidential, not to disclose, and not to trade in the shares of Golden Eagle in the U.S. or other public markets on the basis of, any and all non-public information or data that they have, or that may come into their possession or knowledge, bearing on the Buen Futuro concession, Golden Eagle’s concessions, or the area of influence. For the purposes of this paragraph, the term “non-public information” is information about Golden Eagle, its management, assets, operations, financial condition, or otherwise that Golden Eagle has not disclosed publicly.

9.	Payments in Cash and Stock. Golden Eagle shall pay to Mrs. Calla de Arraya the following amounts in cash, or the equivalent fixed value in stock, on the following dates as indicated below:

Event	Cash	Stock (Restricted under Regulation "S"/Rule 144)
Upon signing the definitive legal agreements (protocols) before notary public in Bolivia ("Signing")	$25,000	$25,000
End of 6 (six) months after signing	$25,000	$50,000
End of 21 (twenty-one) months after signing	$100,000	$25,000
End of 27 (twenty-seven) months after signing	$100,000	$75,000
TOTAL	$250,000	$175,000

The conversion price for all payments in stock shall be fixed on the date of the signing based on the average last trading price for Golden Eagle common stock as reported by the OTC Bulletin Board for the seven trading days ending on the business day prior to the date of signing. All payments in stock shall be made in shares restricted pursuant to Regulation “S” and Rule 144 promulgated by the U.S. Securities and Exchange Commission, which means essentially that:

a)	Golden Eagle will require that each certificate representing the shares will bear a legend meeting the requirements of SEC Rule 144 and Regulation “S”;

b)	You must have acquired the shares for investment purposes only and without a view toward further distribution;

c)	If you acquire a number of shares that exceeds 5% of the total number of shares outstanding at the time of your acquisition, you will be subject to certain reporting requirements under the SEC’s rules and regulations;

d)	the shares may be sold outside of the U.S. after 40 (forty) days from issuance, but may only be sold within the U.S. after 1 (one) year from issuance, in both cases only as permitted by Regulation “S”;

e)	after 1 (one) year, pursuant to Rule 144, the shares may be sold within the U.S. as long as:

o	no more than 1% (one percent) of Golden Eagle’s total number of issued shares is sold by seller within any 90-day period;
o	sales take place through a broker/dealer in the open market;
o	form 144 is filed with the U.S. SEC before any sale expressing the bona fide intent of seller to sell the shares;
o	Golden Eagle is current in its filings with the SEC.

For the purposes of the foregoing payments to her, Mrs. Calla de Arraya for herself agrees, and for the purposes of the payments to Dr. Biste pursuant to the consulting contract described in paragraph 12, Dr. Biste for himself agrees that each is a non-resident of the U.S., and that they have reviewed and understand Golden Eagle’s reports filed with the U.S. SEC by going to the EDGAR electronic filing service at www.sec.gov; have reviewed and understand Golden Eagle’s general, financial and business information, as well as its press releases, at www.geii.com; and have studied and understand Golden Eagle’s current and historical market trading history also available at Golden Eagle’s web site, and each of them has consulted regarding the transactions and payments contemplated by this Letter of Intent with their legal, tax, financial, investment, accounting, and other advisors to the extent he or she has deemed such consultation to be appropriate. Mrs. Calla de Arraya and Dr. Biste further agree that they believe that each of them is sophisticated and understand the risks associated with an investment in Golden Eagle, and that they are each receiving Golden Eagle’s common shares after their own investigation for investment purposes only and without a view toward further distribution.

However, should Golden Eagle default on the payment of either cash or stock as set out in this paragraph, this Letter of Intent, and any legalized or protocolized contract that results from this Letter of Intent, shall be deemed null and void and the Buen Futuro concession shall be immediately transferable back into the name of Mrs. Calla de Arraya. In addition to the definitional provision contained in the last paragraph of paragraph 6, above, default on the payment of either cash or stock under this paragraph shall be defined as a failure to send the amount due by wire transfer to the bank account indicated by Mrs. Calla de Arraya for more than 30 (thirty) days beyond the due date indicated above. Mrs. Calla de Arraya shall have the obligation to provide a written Notice of Default to Golden Eagle by fax or e-mail to Golden Eagle’s indicated physical address or e-mail address after the expiration of the 30-day period. Golden Eagle will then be allowed 3 (three) business days in which to cure its default and wire the amount in default, together with a penalty of 25% (twenty-five percent) of the amount in default, to Mrs. Calla de Arraya’s bank account. If Golden Eagle fails to cure its default under this paragraph, Golden Eagle shall be obligated to cooperate in all respects with Mrs. Calla de Arraya for the immediate transfer of the Buen Futuro title back into her name before the Superintendency of Mines of the Department of Santa Cruz.

10.	Agreement Regarding Exploration. Golden Eagle agrees to maintain an exploration program that will replace mineral reserves as they are depleted through mining as long as the potential for feasible mineral reserves continues on the ore deposits found within the Buen Futuro concession. At a minimum, Golden Eagle agrees to invest $1 million in exploration over the next 3 (three) years from the date of signing.

11.	Agreement Regarding Production. Golden Eagle agrees to enter into mineral production on the Buen Futuro concession within 18 (eighteen) months from signing, and to expend a minimum of $2 million to initiate that production.

12.	Consulting Contract. Golden Eagle agrees to enter into a consulting contract with Dr. Biste by which Dr. Biste agrees to devote substantially his full-time to perform all necessary geological consulting work on the Buen Futuro concession, within the area of influence, and on Golden Eagle’s currently-owned concessions in the area as previously described in paragraphs 6 and 7, above, under the direction, control and supervision of Golden Eagle, for a period of 5 (five) years after the signing, at the following rate:

Per month in cash	$3,000
Per month in S-8 stock	$2,000
TOTAL	$5,000

Stock shall be paid to Dr. Biste on a monthly basis pursuant to Golden Eagle’s 2000 Employee and Consultant Stock Compensation Plan under which shares were registered pursuant to Regulation S-8 using the average closing price of the last three (3) trading days of the month for which the shares are being paid.

However, Dr. Biste may do other consulting work that does not create a time conflict with his work for Golden Eagle, that does not create a conflict of interest with Golden Eagle, and that does not involve the area of influence, the Buen Futuro concession or Golden Eagle’s currently-owned concessions in the area as described in paragraphs 6 and 7, above.

In addition, Dr. Biste will receive upon signing an additional compensation payment of S-8 stock with a value of $10,000 for services rendered prior to the signing of the definitive agreements using the average of the closing price of the last seven (7) trading days prior to the signing.

Also, since Golden Eagle will be absorbing so much of Dr. Biste’s time during the next 5 (five) years, Golden Eagle will provide Dr. Biste with three round trip airline tickets to Germany once a year during the 5 (five) years of the consulting contract, or the equivalent in travel to another destination, at Dr. Biste’s election. The amount to be provided, or its equivalent, shall be established by the most economical airfare obtainable to Germany by Golden Eagle’s travel agent in Bolivia.

13.	Due Diligence, Execution of Required Documents and Commitment of Good Faith. The parties agree that Golden Eagle shall have a period through and including June 16, 2003, in which to perform its due diligence as to the title of the Buen Futuro concession, any encumbrances thereon, and any other issues that may arise. Dr. Biste and Mrs. Calla de Arraya will make all of their information regarding Buen Futuro and other properties within the area of influence available to Golden Eagle and its advisors at Golden Eagle’s offices in La Paz, Bolivia, during normal business hours commencing the day that Golden Eagle executes this Letter of Intent. If Golden Eagle’s due diligence investigation is not satisfactory to Golden Eagle, in its sole discretion, Golden Eagle may terminate this Letter of Intent with no obligation under this Letter of Intent provided Golden Eagle sends a writing stating that it is terminating this Letter of Intent to Dr. Biste and Mrs. Calla de Arraya at the address set forth above postmarked in the United States not later than June 20, 2003.

The parties also agree, in good faith, to expedite and facilitate the execution, before a notary public in Bolivia, of any and all documents required to formalize and protocolize the terms and conditions of this Letter of Intent. The parties agree that all documents shall be executed, notarized and recorded with the Superintendency of Mines for the Department of Santa Cruz within 45 (forty-five) days from the signing of this Letter of Intent.

Furthermore, the parties to this Letter of Intent agree that they will act in all good faith to incorporate not just the letter, but also the spirit, of the terms and conditions of this Letter of Intent into the final, formal and legal documents necessary to carry out all of the intentions expressed in this Letter of Intent.

All annual patent fees payable to the Bolivian government to maintain the Buen Futuro concession in good standing shall be paid by Golden Eagle from the moment of the signing forward in perpetuity.

All costs related to notarization, protocolization, or any other legal recording or other transaction related to the Buen Futuro concession, or its transfer, shall be paid by Golden Eagle.

        The parties do hereby express their intent to be bound by the terms and conditions of this Letter of Intent signed this 30th day of May, 2003.

Golden Eagle International,Inc. By: /s/ Terry C. Turner —————————————— Terry C. Turner President
By: /s/ Cecilia Calla de Arraya —————————————— Cecilia Calla de Arraya
By: /s/ Dr. Michael H. Biste —————————————— Dr. Michael H. Biste

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